Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3) Registration No. 333-190679

Community Financial Shares, Inc.
Up to 1,622,100 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 1,622,100 shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-190679.  You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 1.01: Entry Into a Material Definitive Agreement” and “Item 5.02: Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Company’s  Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2013 (the “Form 8-K”).  The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal.  See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________________

Date of Report (Date of earliest event reported): December 4, 2013

COMMUNITY FINANCIAL SHARES, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	0-51296 (Commission File Number)	36-4387843 (IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the iate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On December 4, 2013, Community Bank – Wheaton/Glen Ellyn (the “Bank”), the wholly owned subsidiary of Community Financial Shares, Inc. (the “Company”), entered into a Separation Agreement and General Release of All Claims (the “Agreement”) with Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank.

Pursuant to the terms of the Agreement, Mr. Hamer agreed to resign as a director of the Company and the Bank effective immediately. In exchange for Mr. Hamer’s execution of the Agreement, the Bank agreed, subject to the non-objection of the Federal Deposit Insurance Corporation under 12 C.F.R. Part 359, to provide Mr. Hamer with: (1) periodic severance payments representing up to 21 weeks’ base salary in amount not exceed an aggregate of $79,153.84, less applicable state and federal withholding taxes; (2) payments equal to $700 per month from August 2013 through January 2014 as a subsidy for payments Mr. Hamer is obligated to make with respect to any election under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (3) a $1,500 payment for the reimbursement of country club dues; and (4) forgiveness of the $11,430 remaining balance of Mr. Hamer’s loan from the Bank for a country club membership. The Agreement provides that Mr. Hamer will no longer be entitled to receive the severance payments or the COBRA payments described in (1) and (2) above if he accepts a full-time position with another employer that pays him an annual salary of $100,000 or more before the expiration of the periods in which the Company is obligated to provide such severance and/or COBRA payments under the Agreement.

Under the Agreement, Mr. Hamer also agreed to unconditionally and irrevocably waive, release and discharge the Bank and any of its affiliates, including the Company, to the fullest extent permitted by law, from all claims related in any way to transactions or occurrences between Mr. Hamer and the Bank or its affiliates, including, but not limited to, any claims related to Mr. Hamer’s employment or service as a director of the Bank and the termination of such employment or service.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
       Compensatory Arrangements of Certain Officers.

     (b)       On December 4, 2013, in accordance with the terms of the Agreement, Scott W. Hamer resigned as a director of the Company and the Bank effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

Date: December 4, 2013	By:	/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer